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                                                                    EXHIBIT 99.2


FOR FURTHER INFORMATION:
   MEDIA:                  JUDY BRENNAN    (SARD VERBINNEN & CO)    212-687-8080
                           ANDREW COLE
   INVESTOR CONTACT:       FRANK EMERY     (WATKINS-JOHNSON)        650-813-2752

FOR RELEASE ON APPROVAL

                   WATKINS-JOHNSON COMPANY ANNOUNCES TENTATIVE
                  SETTLEMENT OF CHALLENGES TO RECAPITALIZATION


PALO ALTO, CALIF. JANUARY 14, 2000 - Watkins-Johnson Company (NYSE:WJ) announced today that it has reached a tentative settlement with the plaintiffs' counsel in the litigation opposing the proposed recapitalization merger with an affiliate of investment funds managed by Fox Paine & Company, LLC. As previously announced, pursuant to a recapitalization merger, Watkins-Johnson's shareowners would be entitled to receive $41.125 per share in cash. Following the announcement of the recapitalization merger transaction in October 1999, Watkins-Johnson and its directors, in addition to other parties, were named as defendants in several purported shareowner class actions challenging the proposed transaction. The tentative settlement being announced today, which is subject to the execution of a definitive settlement agreement and judicial approval, would provide for a release of the claims asserted in the lawsuits.

Pursuant to the tentative settlement agreement, the Fox Paine entity, FP-WJ Acquisition Corp., has agreed, immediately and irrevocably, to reduce the "break-up" fee payable under certain circumstances following a termination of the recapitalization merger agreement from $13.25 million to $8.75 million. In addition, Watkins-Johnson agreed to retain a qualified investment-banking firm to render an additional opinion as to the fairness of the recapitalization merger transaction.

                                      # # #

THIS NEWS RELEASE, OTHER THAN THE HISTORICAL FINANCIAL INFORMATION, CONSISTS OF FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES IN COMPLETION OF THE LITIGATION SETTLEMENT AND CONSUMMATING THE PROPOSED FOX PAINE MERGER AND THE OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS, INCLUDING THE REPORT ON FORM 10-K/A FOR THE YEAR ENDED DEC. 31, 1998. ACTUAL RESULTS MAY VARY MATERIALLY.